                                                                  EXHIBIT (b)(2)

May 4, 1998



Mr. George Davis
Assistant Treasurer
Atlantic Richfield Company
515 South Flower Street
Los Angeles, California 90071

Dear George:

You have requested J.P. Morgan Securities Inc. to arrange ("JPMSI" or the "Arranger") and BancAmerica Robertson Stephens, Chase Securities Inc. and Citicorp Securities, Inc. to co-arrange (collectively, the "Co-Arrangers") financing in the amount of up to $3,000,000,000 for Atlantic Richfield Company (the "Company"). This l50-day revolving credit facility will be used to backstop commercial paper. Attached is an outline of the principal terms and conditions (the "Term Sheet") of proposed loans to be made by Morgan Guaranty Trust Company of New York ("Morgan"), as Administrative Agent, Bank of America NT & SA ("Bank of America"), The Chase Manhattan Bank ("Chase") and Citibank, N.A. ("Citibank"), and together with Morgan, Bank of America, and Chase, the "Banks"), pursuant to loan documentation which will be identical to the credit agreement dated as of December 15, 1994, as amended, except as outlined in the Term Sheet, mutually acceptable to the Banks and the Company.

Morgan, Bank of America, Chase and Citibank each hereby commits to lend up to $750,000,000 on the attached terms and conditions. All commitments will be subject to the negotiation, execution and delivery of mutually acceptable definitive loan documentation (to be prepared by Morgan's counsel, Davis Polk & Wardwell) within 45 days of the date hereof.

The Company by signing below agrees to indemnify and defend the Arranger, each Co-Arranger, and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses of any kind, including without limitation the fees and disbursements of counsel, incurred by any of them arising out of or by reason of their role hereunder or any investigation, litigation or other judicial or administrative proceeding brought or threatened relating to any loan made or proposed to be made to the Company in connection with the matters herein referred to (including, but without limitation, any use made or proposed to be made by the Company or any of its affiliates of the proceeds of such loans, but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the indemnitee as determined by a court of competent jurisdiction).

Finally, the Company hereby agrees to pay the Arranger's, each Co-Arranger's, and each Bank's reasonable out-of-pocket costs and expenses in connection herewith, including reasonable fees and disbursements of its counsel, regardless of whether any loan documents are agreed to and signed by the Banks and the Company and regardless of whether any loans are actually made.

If you accept and agree to this proposal, please so indicate by signing in the space provided below and returning a copy of this letter to us. This proposal will expire at the close of business on May 6, 1998 if not accepted by you in writing by that time.
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Page 2



Very truly yours

J.P. MORGAN SECURITIES INC.              MORGAN GUARANTY TRUST COMPANY
                                                OF NEW YORK

By: /s/ Kenneth Pettis                   By:/s/ Diana H. Imhof
    --------------------------              ----------------------------
    Title: Vice President                   Title: Vice President

60 Wall Street                          60 Wall Street
New York, New York 10260                New York, New York 10260
Telephone:  212/648-3787                Telephone:  212/648-6948
Telecopier:  212/648-5016               Telecopier:  212/648-5018


BANCAMERICA ROBERTSON STEPHENS          BANK OF AMERICA NT & SA


By: /s/ Steven F. Sterling              By: /s/ J. Stephen Mernick
    --------------------------              ----------------------------
    Title: Vice President                   Title: Senior Vice President


333 Clay Street Suite 4550              333 Clay Street Suite 4550
Houston, Texas 77002                    Houston, Texas 77002
Telephone:                              Telephone:  (713) 651-4830
Telecopier:                             Telecopier: (713) 651-4841


CITICORP SECURITIES, INC.                CITIBANK, N,A.

By: /s/ John Mugno                      By: /s/ William P. Stengal
    --------------------------              ----------------------------
    Title: Managing Director                Title: Managing Director


399 Park Avenue                         399 Park Avenue
New York, New York 10043                New York, New York 10043
Telephone:                              Telephone:
Telecopier:                             Telecopier:
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Page 3






CHASE SECURITIES INC.                   THE CHASE MANHATTAN BANK



By: /s/ Mark R. duFour                  By: /s/ Thomas H. Kozlark
    --------------------------              ----------------------------
        Vice President                          Vice President

270 Park Avenue                         270 Park Avenue
New York, New York 10017                New York, New York 10017
Telephone:                              Telephone:
Telecopier:                             Telecopier:


ACCEPTED AND AGREED TO
this 4th day of May, 1998:

ATLANTIC RICHFIELD COMPANY


By: /s/ Terry G. Dallas
    ------------------------
    Name: Terry G. Dallas
    Title: Senior Vice President
           and Treasurer

                                                                       JP MORGAN



                        SUMMARY OF TERMS AND CONDITIONS
                         FOR ATLANTIC RICHFIELD COMPANY

Borrower:                       Atlantic Richfield Company.

Facility Description:           Up to a $3,000,000,000, l50-day revolving
                                credit facility.

Purpose:                        To backstop commercial paper.

Lead Arranger:                  J.P. Morgan Securities Inc.

Co-Arrangers:                   BancAmerica Robertson Stephens.
                                Chase Securities Inc.
                                Citicorp Securities, Inc.

Administrative Agent:           Morgan Guaranty Trust Company of New York
                                ("Morgan").

Lenders: Morgan, Bank of America NT & SA, The Chase Manhattan Bank and Citibank, N.A.

Pricing:                        Facility Fee -5.0 basis points
                                LIBOR Margin -15.0 basis points

Documentation:                  Documentation shall cross-reference the
                                Borrower's Credit Agreement dated as of December
                                15, 1994, as amended, except as noted above and the update of the material adverse change representation to December 31, 1997.

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